UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2015 (August 4, 2015)

GOLDMAN SACHS BDC, INC.

(Exact name of registrant as specified in charter)

Delaware	001-35851	46-2176593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Street, New York, New York	10282
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 902-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 4, 2015, the Board of Directors of Goldman Sachs BDC, Inc. (the “Company”) elected Ross J. Kari, age 57, to the Company’s Board of Directors, effective August 4, 2015. Mr. Kari’s appointment brings the total size of the Board of Directors to six, five of whom are independent. Mr. Kari will hold office until the date of the Company’s 2017 Annual Meeting of Stockholders and until his successor shall be elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. Mr. Kari will also serve on the audit, compliance, compensation, contract review and governance and nominating committees.

Mr. Kari was not appointed to the Board of Directors pursuant to any arrangement or understanding with any other person. Mr. Kari has no family relationships with any director or executive officer of the Company and there are no transactions in which Mr. Kari has an interest requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission. Mr. Kari is an independent director under New York Stock Exchange standards because he is not an “interested person” of the Company, as defined in Section 2(a)(19) of the Investment Company Act of 1940.

Mr. Kari will receive director fees consistent with the director compensation arrangement in effect, which currently consists of a $110,000 annual fee for services as a director as well as $2,500 plus reasonable out-of-pocket expenses for each Board of Directors meeting attended ($1,250 if attending telephonically) and $1,000 plus reasonable out-of-pocket expenses for each committee meeting attended ($500 if attending telephonically). The Company may also pay the incidental costs of a director to attend training or other types of conferences relating to the BDC industry.

On August 6, 2015, the Company issued a press release, announcing the appointment of Mr. Kari as a director. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Number	Description

99.1	Press Release of Goldman Sachs BDC, Inc., dated August 6, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDMAN SACHS BDC, INC.
(Registrant)

Date: August 6, 2015	By:	/s/ Jonathan Lamm
		Name:	Jonathan Lamm
		Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Goldman Sachs BDC, Inc., dated August 6, 2015